CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of IT Management, Inc.

We consent to the inclusion in the foregoing Form S-1/A (Amendment No. 4) (Registration No. 333-206127) of IT Management, Inc. (the “Company”) of our report dated May 3, 2016 relating to our audit of the Balance Sheet of IT Management, Inc. (the “Company”) as of December 31, 2015 and December 31, 2014, and the related statement of operations, stockholders’ deficit and cash flows for the year ended December 31, 2015, and for the period from October 27, 2014 (inception) to December 31, 2014. The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had no revenues and income since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP

Newport Beach, California

July 5, 2016